SPECIAL CUSTODY and PLEDGE AGREEMENT

(Short Sales and Exchange-Listed Options)

AGREEMENT, (hereinafter “Agreement”) dated as of May 8, 2023 among each entity listed on Schedule A hereto, severally and not jointly (each, a “Customer”), Interactive Brokers LLC, a limited liability company organized under the laws of Connecticut (“Broker”), and Brown Brothers Harriman & Co. as Custodian hereunder (“Custodian”).

WHEREAS, Broker is a member of several national securities exchanges and is a clearing member of The Options Clearing Corporation (“OCC”); and

WHEREAS, Broker is (a) registered as a broker-dealer with the Securities and Exchange Commission (the “SEC”) under Section 15 of the Securities Exchange Act of 1934 (as amended from time to time, the “Exchange Act”) and (b) a member of the Financial Industry Regulatory Authority (“FINRA”), and several national securities exchanges, and extends credit to clients such as Customer in accordance with the provisions of Regulation T of the Board of Governors of the Federal Reserve System (“Regulation T”), the margin rules of the FINRA and NYSE, other such self-regulatory entities and the various exchanges, (collectively, the “Margin Rules”);

WHEREAS, Customer is one of the following: a Regulated Investment Company under the 1940 Act; a pension or profit sharing plan governed by ERISA; a trust whose terms specify that the assets must be held at a bank; or a customer who is prohibited by federal, state or foreign law, or some other regulation, from depositing margin directly with a broker-dealer;

WHEREAS, Customer has opened a margin account (the “Margin Account”) with Broker in which Customer may effect short sales and transactions in exchange-listed options (“Options Transactions”), and for those purposes has executed an agreement with Broker (the “Customer Agreement”); and

WHEREAS, to facilitate Short Sales and Options Transactions hereunder, Customer and Broker desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, Customer has agreed to pledge, from time to time, a portion of its assets to Broker as Collateral (defined below) to secure performance of Customer’s obligations with respect to Option Transactions effected for Customer’s account with Broker;

WHEREAS, Custodian, as Custodian of certain assets of Customer pursuant to a custody agreement (“Custodian Contract”) is prepared to act as custodian for Collateral pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, be it agreed as follows:

(1)       As used herein, capitalized terms shall have the following meanings unless otherwise defined herein:

“Adequate Performance Assurance” shall mean such Collateral placed in the Special Custody Account (as such term is hereinafter defined) as is required under the Margin Rules and Broker’s internal proprietary margin system in effect from time to time, and in accordance with the terms of the Customer Agreement.

“Advice from Broker” means(a) in the case of any advice concerning the transfer or withdrawal of Collateral, advice to the Custodian must be in writing and signed by one of the signatories listed on “Exhibit A – Authorized Persons from Broker to Give Advice to Custodian for Interactive Brokers LLC Special Custody Accounts,” dated June 21, 2018 attached hereto, or (b) in the case of any notice to the Customer or Customer’s agent, authorized persons are listed on “Exhibit B – Authorized Persons to Give Notice or Otherwise Communicate to Customer,” attached hereto.

“Business Day” means a day on which the New York Stock Exchange is open for ordinary business.

“Collateral” means U.S. Government securities, securities underlying a Call Option (as defined below) or other U.S. margin-eligible securities acceptable to Broker which are pledged to Broker as provided herein.

“Exercise Settlement Amount” means: (i) in the case of a Call Option on a market index, the amount by which the ‘aggregate exercise price’ of the Call Option contract is less than the ‘aggregate current index value’ of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges, or (ii) in the case of a Put Option on a market index, the amount by which the ‘aggregate exercise price’ of the Put Option contract is greater than the ‘aggregate current index value’ of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges.

“Insolvency” means that: (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the “Bankruptcy Law”) of any jurisdiction adjudicating Customer insolvent; or (ii) Customer has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to Customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (iii) any such petition or application has been filed, or any such proceedings commenced, against Customer and Customer by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States or any other jurisdiction, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days.

“Instructions from Customer” means a request, direction or certification in writing signed in the name of Customer by a person authorized by Customer and delivered to Custodian or transmitted to it by a facsimile-sending device. An officer of Customer shall certify to Custodian on Exhibit C attached hereto the names and signatures of those employees of Customer or other persons who are authorized to give Instructions from Customer, which certification may be amended from time to time by a new written certification to Custodian. Instructions under this Agreement to Custodian from Customer or any person authorized by Customer shall constitute Instructions under the Custodian Contract.

“Option” shall mean the right but not the obligation of Customer to, as issued by OCC and cleared by Broker, buy (“Call Option”) or sell (“Put Option”) a specific security, market index or foreign currency at a set price for a set period of time as described in the relevant option contract.

“Same Day” shall mean no later than 2:00 p.m. on the same day that Broker notifies Customer that an exercise notice has been assigned to Customer but only if such notification has been given by Broker by 10:00 a.m. If such notification is given by Broker to Customer after 10:00 a.m., Same Day shall mean by 2:00 p.m. the following Business Day.

“Short Sales” shall mean the sale by Customer of securities which Customer does not own, and which is consummated by the delivery of securities borrowed from or through the facilities of Broker, in accordance with the applicable provisions of the Margin Rules, particularly Sections 220.10 and 220.12 of Regulation T of the Board of Governors of the Federal Reserve.

(2)       (a) Custodian, in its capacity as a securities intermediary as defined in Article 8 of the Uniform Commercial Code as adopted in The State of New York (“Revised Article 8”) to the extent the same may be applicable, or in applicable federal law or regulations, shall open a separate account on its books entitled “Special Custody Collateral Account for Interactive Brokers LLC as secured party re: [Name of Customer] ” (the “Special Custody Account”) with the account number specified in Schedule A and shall hold therein for the benefit of Broker as secured party upon the terms of this Agreement all Collateral. Customer authorizes Custodian to maintain the Special Custody Account in accordance with this Agreement. The Custodian hereby agrees that any Collateral except U.S. cash held in the Special Custody Account shall be treated as a “financial asset” for purposes of Revised Article 8 to the extent the same may be applicable. Custodian shall hold cash Collateral as a deposit in its capacity as a “bank” as such term is used in Section 9-102(a)(8) of the UCC. Customer agrees to instruct Custodian through Instructions from Customer as to the cash and specific securities which Custodian is to identify on its books and records as pledged to Broker as Collateral in the Special Custody Account.

(b)       Customer grants to Custodian the authority to segregate in the Special Custody Account any Collateral specified by Customer. Customer agrees to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement. Custodian may, in its discretion, choose not to act upon Instructions from Customer if any advances under the Custodian Contract are outstanding at such time. If Custodian chooses not to act upon Instructions from Customer, Custodian shall promptly notify Customer of Custodian’s intention not to act on such instructions. Broker shall have all rights and remedies provided hereunder.

(c)       Customer, Broker and Custodian agree that Collateral will be held for the benefit of Broker in the Special Custody Account by Custodian under the terms and conditions of this Agreement, that Custodian will take such actions with respect to any Collateral (including, without limitation, the delivery thereof in accordance with paragraph 8) as Broker shall direct in an Advice from Broker, and that in no event shall any consent of Customer be required for the taking of any such action by Custodian.

(d)       Customer hereby grants to Broker a continuing first priority security interest in, lien on (“Security Interest”) and right of set-off with respect to the Collateral and the proceeds thereof in the Special Custody Account, to secure Customer’s obligations to Broker, including any obligations hereunder and under the Customer Agreement. Customer hereby grants Broker control over the Special Custody Account and the Collateral and irrevocably instructs Custodian to accept and comply with any Advice from Broker or other entitlement orders (as defined in the UCC) from Broker with respect to the Collateral. Custodian accepts such instruction and agrees that it will (i) comply with any Advice from Broker or other entitlement orders originated by Broker concerning the Special Custody Account and any of the Collateral without further consent by Customer and (ii) will not comply with entitlement orders from Customer with respect to the Special Custody Account or the Collateral without the consent of Broker. Custodian shall have no responsibility for the validity, priority or enforceability of such security interest.

(e)       Any ordinary interest, dividends or cash proceeds attributable to Collateral shall be credited by Custodian to Customer’s custody account.

(3)       Custodian will confirm in writing to Broker and Customer, within one Business Day, all pledges, releases or substitutions of Collateral and will supply Broker and Customer with a monthly statement of Collateral in the Special Custody Account. Custodian will also advise Broker and Customer upon reasonable request of the kind and amount of Collateral pledged to Broker. The foregoing may be satisfied by providing access to a secured website which will keep a record of all pledges, deliveries, releases or substitutions of Collateral effected hereunder. The secured website as referenced in the preceding sentence in respect of Collateral information may be provided in the form of access to the Special Custody Account through Custodian’s proprietary website, Infuse® (“Infuse,” as successor to BBH WorldView®), or such other means as the parties may agree.

Such access shall be limited to view capabilities only and shall not provide Broker with the ability to issue entitlement orders or instructions to Custodian. Furthermore, Broker shall only have access to information pertaining to the Special Custody Account and shall not have access to information pertaining to any other account held by Custodian on behalf of Customer. Customer shall notify the Custodian immediately should Broker no longer be given access to the Special Custody Account through Infuse, in which case Custodian shall provide information pertaining to the Special Custody Account to Broker in a manner agreed to by Broker and Custodian. Broker, and not Custodian, shall be responsible for any breach in security or confidentiality, or any unauthorized use of information or account access by Broker, or its officers, directors, employees and agents, in connection with their access to the Account through Infuse.

By electing to use the Internet for this purpose, each of Customer and Broker acknowledges that such transmissions are not encrypted and therefore are insecure. Each of Customer and Broker further acknowledges that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and agrees that Intermediary shall not be responsible for any loss, damage or expense suffered or incurred by Customer, Broker, or any person claiming by or through Customer or Broker as a result of the use of such methods.

(4)       Custodian agrees to release Collateral to Customer from the pledge hereunder only upon receipt of an Advice from Broker. Broker agrees, upon request of Customer, to provide such an Advice from Broker with respect to Collateral selected by Customer: (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) against receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance; or (iii) upon termination of Customer’s accounts with Broker including the Margin Account (if any) and settlement in full of all transactions therein and any amounts owed to Broker with respect thereto and the discharge of all obligations to Broker. It is understood that Broker will be responsible for valuing Collateral; Custodian at no time has any responsibility for determining whether the value of Collateral is equal in value to Adequate Performance Assurance.

(5)       Customer represents and warrants to Broker that securities pledged to Broker shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), that Collateral will not be subject to any liens or encumbrances other than the security interest in favor of Broker contemplated herein, and shall be fully paid for and that all trade settlements of transactions for such securities shall be completed prior to the transfer of such securities into the Special Custody Account as Collateral.

(6)       (a)        Collateral shall at all times remain the property of Customer subject only to the interest and rights therein of Broker as the pledgee and secured party thereof. Custodian hereby waives any right, charge, security interest, lien or right of set off of any kind which it may have or acquire with respect to Collateral and further represents that Collateral will not be subject to any other lien, charge, security interest or other right or claim of Custodian or any person claiming through the Custodian. Custodian shall use its reasonable efforts to notify Broker and Customer as soon as possible if Custodian receives any notice of levy, lien, court order or other process purporting to affect the Collateral.

(b)       The Customer and Broker hereby authorize the Custodian to direct any payment of cash related to the Collateral to be paid directly to the Customer’s custody account held with the Custodian and therefore bypass the Special Custody Account. The Custodian shall be entitled to reverse any cash credit previously made to the Special Custody Account due to error or the non-receipt of any income or dividend distribution. It is expressly acknowledged and agreed by the parties that the Custodian (including its agents) shall not be required to advance cash or investments to, for or on behalf of any party in the Special Custody Account.

(7)	The occurrence of any of the following constitutes a Customer Default hereunder:

(a)       failure by Customer to perform any obligation hereunder or under the Customer Agreement including, without limitation, its obligation to maintain Adequate Performance Assurance as herein provided for, upon receiving notice from Broker that it can no longer protect Customer’s Short Sale, to make timely delivery to Broker in accordance with applicable laws, rules and regulations, of securities identical to the securities sold short; or

(b)       a close-out event or any event that gives the Broker the right to liquidate Customer’s positions, as described in the Customer Agreement; or

(c)       upon an Advice from Broker that an exercise notice filed with OCC in respect of one or more Call Options sold by Customer has been assigned to Customer through Broker and either: (i) Customer does not notify Broker by telephone on the Same Day of Customer’s intention to comply with the exercise notice by delivery of the underlying securities, currency or the Exercise Settlement Amount (as applicable); or (ii) Customer, having given such notice, fails to make delivery of such security or currency or cause such delivery to be made against receipt of payment against the gross exercise price for such securities or currency, less applicable commissions or other charges, or of the Exercise Settlement Amount on behalf of Customer to Broker; or

(d)       upon an Advice from Broker that an exercise notice filed with OCC in respect of one or more Put Options sold by Customer has been assigned to Customer through Broker and either: (i) Customer does not notify Broker by telephone on the Same Day of Customer’s intention to comply with the exercise notice by making payment of the gross exercise price plus applicable commissions or other charges against Custodian’s receipt of securities underlying the put, or to pay the Exercise Settlement Amount (as applicable); or (ii) Customer, having given such notice, fails to make payment or cause such payment to be made against receipt of securities underlying the Put Options, or payment of Exercise Settlement Amount; or

(e)       Customer’s Insolvency.

Broker will immediately notify Customer in an Advice from Broker of such Customer Default. Broker may thereupon take any action permitted pursuant to the Customer Agreement, including without limitation the conversion of any convertible securities or exercise of Customer’s rights in warrants (if any) held in the Margin Account and the Special Custody Account, the buy-in of any securities of which the Margin Account may be short, and the sale of any or all property or securities in the Margin Account and the Special Custody Account to the extent necessary to satisfy Customer’s obligations to Broker, provided that prior to having access to assets in the Special Custody Account, Broker shall transmit to Custodian an Advice from Broker (and contemporaneously provide a copy to Customer, provided however that Broker’s failure to provide such copy to Customer shall not affect the validity of the Advice from Broker with respect to Custodian) stating that all conditions precedent to Broker’s right to instruct Custodian to deliver Collateral or take other actions referenced below have been met. Upon Advice from Broker to Custodian of a Customer Default, Custodian is hereby directed to deal, immediately upon such notification, with Broker as if Broker were the sole and absolute owner of the Special Custody Account and the Collateral and follow any Advice from Broker with respect to the Collateral without further consent of Customer. Such Advice from Broker shall instruct Custodian to transfer to Broker such specified Collateral as in Broker’s sole judgment is necessary for the protection of Broker’s interest under this Agreement Broker shall notify Customer of any sale of Collateral and any deficiency remaining thereafter in an Advice from Broker.

(8)       Broker hereby covenants, for the benefit of Customer, that Broker will not instruct Custodian to deliver Collateral free of payment pursuant to paragraph 7 until after the occurrence of the events set forth in paragraph 7. The foregoing covenant is for the benefit of the Customer only and shall in no way be deemed to constitute a limitation on Broker’s right at any time to instruct Custodian pursuant to an Advice from Broker and Custodian’s obligation to act upon such instructions. Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of this Agreement or any other agreement between Broker and Customer.

(9)       It is understood that all determinations and directions for Short Sales and Options Transactions for the account of Customer pursuant to the terms of this Agreement or the Customer Agreement shall be made by Customer. Customer is not relying upon Broker to make recommendations with respect thereto.

(10)     (a) Custodian’s duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of an Advice from Broker regarding release of Collateral, except as otherwise required by applicable law. Custodian shall not be liable or responsible for anything done, or omitted to be done by it in good faith and in the absence of gross negligence, fraud or willful misconduct and may rely and shall be protected in acting upon any Advice from Broker or Instructions from Customer which it reasonably believes to be genuine and authorized. As between Custodian and Broker, Broker shall indemnify and hold harmless Custodian with regard to any losses or liabilities of Custodian (including reasonable counsel fees) imposed on or incurred by Custodian arising out of any action or omission of Custodian in accordance with any such Advice from Broker, under this Agreement, excluding any losses or liabilities caused by the gross negligence, fraud or willful misconduct of Custodian in complying with any such Advice from Broker. As between Customer and Custodian, the terms of the Custodian Contract shall apply with respect to any losses or liabilities of such parties arising out of matters covered by this Agreement, and Custodian shall be entitled to all of the rights, indemnities and protections in its favor under the Custodian Contract, which shall apply fully to Custodian’s actions hereunder. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any applicable Margin Rules. Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement. Custodian shall have no duty to require any cash or securities to be delivered to it or to determine that the amount and form of assets deposited in the Special Custody Account comply with any applicable requirements. Custodian may hold the securities in the Special Custody Account in bearer, nominee, book-entry, or other form and in any depository or clearing corporation or other securities intermediary (including omnibus accounts), with or without indicating that the securities are held hereunder; provided, however, that all securities held in the Special Custody Account shall be identified on Custodian’s records as subject to this Agreement and shall be in a form that permits transfer at the direction of Broker without additional authorization or consent of Customer. Custodian shall not be responsible or liable for any losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account; acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event to the extent that such event is beyond the control of Custodian or its agents. In no event shall Custodian be liable for indirect special or consequential damages even if advised of the possibility or likelihood thereof. This paragraph shall survive the termination of this Agreement.

(b)       As between Customer and Broker, Customer shall bear all risk of damage to, or loss or other diminution in value of, the Collateral arising from any act or omission of the Custodian (including, without limitation, any act or omission constituting gross negligence, fraud or willful misconduct on the part of the Custodian or resulting from the insolvency of the Custodian), except that Broker shall bear such risk to the extent that the relevant act or omission of the Custodian was taken or omitted in accordance with an Advice from Broker in violation of this Agreement, the Customer Agreement or its obligations as a secured party under applicable law.

(c)       The parties agree that, notwithstanding references to the Customer Agreement in this Agreement, Custodian has no interest in, and no duty, responsibility or obligation with respect to the Customer Agreement (including without limitation, no duty, responsibility or obligation to monitor each party’s respective compliance with the Customer Agreement or to know the terms of the Customer Agreement.

(11)       All charges for Custodian’s services under this Agreement shall be paid by Customer.

(12)       No modification or amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of Broker, and by an authorized officer of Customer and Custodian. This Agreement shall be binding upon and shall inure to the benefit of Custodian, Customer and Broker and their successors and assignees, provided that Customer or Broker may not assign this Agreement without the prior written consent of Custodian.

It is expressly agreed that, notwithstanding anything herein to the contrary, Custodian may assign and transfer this Agreement to State Street Bank and Trust Company or its affiliate (“State Street”), effective upon consummation of the sale of the Brown Brothers Harriman Investor Services Business to State Street, pursuant to the definitive agreement announced September 7, 2021.

(13)       Written communications hereunder, other than an Advice from Broker shall be sent by facsimile-sending device or telegraphed when required herein, hand delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

(a)	if to Custodian, to

Brown Brothers Harriman & Co.

50 Post Office Square

Boston, MA 02110-1548

Attn: BBH Trade Management

Facsimile.: 201-325-3649 – for security(ies) Collateral movements

Facsimile: 201-418-5883 – for cash Collateral movements

Facsimile: 617-772-1195 – for any other notice, except an Advice from Broker in the event of a Customer Default

With respect to an Advice from Broker in the event of a Customer Default, with a mandatory copy to:

Brown Brothers Harriman & Co.

50 Post Office Square

Boston, MA 02110-1548

Attn: Office of the General Counsel

Phone No. 617-772-1818

Facsimile: 617-772-2235

(b)	if to Customer, to: Capitol Series Trust Hull Tactical US ETF

225 Pictoria Drive Suite 450
Cincinnati, OH 45246
Attention: Matthew J. Miller
Phone No. 513-869-4297

(c)	if to Broker, to:

INTERACTIVE BROKERS LLC

One Pickwick Plaza

Greenwich, CT 06830

Attention: Prime Services

Email: prime@interactivebrokers.com

Phone No. ((866) 694-2757

(14)       Any of the parties hereto may terminate this Agreement by notice in writing, within 30 days of the date of termination, to the other parties hereto; provided, however, that the status of any Collateral pledged to Broker at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the Customer Agreement and any applicable Margin Rules. Upon termination of the Custodian Contract, all assets of Customer held in the Special Custody Account shall be transferred to a successor custodian specified by Customer and agreed to by Broker.

(15)       Notwithstanding anything to the contrary, Custodian shall not be responsible or liable for any failure, hindrance, or delay in the performance of its obligations under this Agreement arising out of, or for any damages caused by a Force Majeure event. Custodian will use reasonable efforts to perform its obligations under this Agreement notwithstanding such Force Majeure event.

Force Majeure shall mean: (a) acts of God; earthquakes; fires; floods; storms, water or wind damage, or other elements of nature; accidents or explosions; wars or acts of war, enemy actions, insurrections, rebellions, riots, terrorism, sabotage, revolutions, or civil commotions or disorders or other acts attributable to economic or political factors or other civil or military disturbances; outbreaks, epidemics, pandemics (including but not limited to COVID-19), public health emergencies, any governmental order or corporate order or any requirement relating thereto; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; any strikes, lock-outs, work stoppages, or other labor disputes; governmental actions; any provision of any present or future law, regulation or order of a federal, state, municipal, local, territorial, provincial or other governmental department, regulatory authority, self-regulatory organization or legislative, judicial or administrative body, including any political subdivision thereof, or of any securities depository or clearing agency; inability to obtain material, equipment or transportation; any disruption of, or suspension of trading in, the securities, commodities or foreign exchange markets or transactions; or any encumbrance on the transferability of, convertibility, or ability to hold a currency or a currency position; or (b) any other circumstance or event beyond Custodian’s reasonable control, regardless of whether such circumstance or event is of a nature or type described in (a) above.

(16)       Nothing in this Agreement prohibits Broker, Customer or Custodian from entering into similar agreements with others in order to facilitate option contract transactions.

(17)       If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

(18)       All references herein to times of day shall mean the time in New York, New York, U.S.A.

(19)       This Agreement shall be governed by the internal laws of the State of New York, in all respects, including matters of construction, validity and performance and without reference to choice of law principles (other than Section 5-1401 of the General Obligations Law).Pursuant to §§9-304(a), 9-305(a)(3) and 8-110(b) and (e) of the NYUCC, the parties hereby agree that the

Custodian’s jurisdiction shall be the State of New York for purposes of Article 8 and Article 9 of the UCC. In any suit, action, or proceedings arising hereunder, all parties hereby submit to the jurisdiction of the Courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City. THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(20)       This Agreement may be executed in one or more counterparts, all of which shall constitute but one and the same instrument.

(21)       This Agreement supersedes and terminates, as of the date hereof, all prior special custody and pledge agreements or similar agreements among the Customer, Broker and Custodian relating to Short Sales and Options Transactions.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date and year first written above.

CUSTOMER:	EACH CUSTOMER LISTED ON SCHEDULE A TO THE AGREEMENT SEVERALLY, AND NOT JOINTLY

By:

Title:

BROKER:	INTERACTIVE BROKERS LLC

By:

Title:

CUSTODIAN:	BROWN BROTHERS HARRIMAN & CO.

By:

Title:

Interactive Brokers LLC One Pickwick Plaza Greenwich, Connecticut 06830 Tel: 203.618.5800 | Fax: 203.618.7731 www.ibkr.com

Exhibit A - Authorized Persons from Broker to Give Advice to Custodian for
Interactive Brokers LLC Special Custody Accounts

The persons identified below are authorized to represent and sign on behalf of Interactive Brokers LLC in connection with transfers of assets from the Special Custody Account that is governed by the Special Custody Account Agreement.

Signatory Name and Title:	Authority:	Signature:

Paul J. Brody, Secretary	S

Brian J. Sussman, Vice President	S

Stephen J. Granwehr, Authorized Signatory	S

Michael J. Adamski, Authorized Signatory	S

Authorization of Signatory: The “S” signatories may sign singly for the transfer of assets for any amount for the tri-party account to be created.

The forgoing authority shall not supersede the General Authorization of Signatories (the “GAS”) dated June 28, 2013 already on file with the Bank; and shall continue in force until revoked in writing duly approved by two authorized signatories under the Company’s GAS.

Interactive Brokers LLC

Paul J. Brody	Christopher R. Uzpcn
Secretary	Authorized Signatory

Dated: June 21, 2018

EXHIBIT B

Authorized Persons to Give Notice or Otherwise Communicate to Customer

The persons identified below are authorized to give notice or otherwise communicate to the Customer on behalf of Interactive Brokers LLC in connection with the Special Custody Account that is governed by the Special Custody Account Agreement.

Interactive Brokers, Prime Services

Phone: 203-618-4060

Fax: 203-618-8072

Email: primeserve@interactivebrokers.com

David Lee

Kevin Keller

Scott Hanley

Ann Wang

Ihor Pelekh

Jake Varnum

Karsen Cambriello

Ethan Landeck

Reed Stapleton

Thomas Hamilton

Thomas Love

Benjamin Fuda

EXHIBIT C

AUTHORIZED REPRESENTATIVE OF CUSTOMER

I, the undersigned authorized signatory on behalf of each Customer listed on Schedule A to the Control Agreement (as defined below), DO HEREBY CERTIFY that:

1.       This Authorized Persons Schedule is furnished pursuant to that certain Special Custody and Pledge Agreement dated as of [               ] (as from time to time amended, restated, supplemented or otherwise modified, the “Control Agreement”) among Customer, INTERACTIVE BROKERS LLC (“Broker”), and Brown Brothers Harriman & Co. (“Custodian”).

2.       All persons designated to have authority with respect to Customer’s custodial account from time to time pursuant to the terms of the Custodian Agreement (as defined in the Control Agreement) to instruct free movements of cash and/or securities are each hereby designated as an authorized representative of Customer with respect to the associated Special Custody Account, and each is hereby authorized to execute on behalf of Customer and deliver to Custodian written notice, Instructions from Customer, and directions concerning the Special Custody Account and the Collateral, as such terms are defined in the Control Agreement.

EACH CUSTOMER LISTED ON
SCHEDULE A TO THE CONTROL AGREEMENT
SEVERALLY, AND NOT JOINTLY

By:
Name:
Title:

SCHEDULE A

TO THE SPECIAL CUSTODY AND PLEDGE AGREEMENT DATED MAY 8, 2023
AMONG EACH CUSTOMER LISTED HEREIN,
INTERACTIVE BROKERS LLC AS BROKER,
AND BROWN BROTHERS HARRIMAN & CO. AS CUSTODIAN

List of Special Custody Accounts at Custodian

		Special
		Custody
		Account
Customer	Account Name	Number
Capitol Series Trust – Hull Tactical US ETF	Special Custody Collateral Account for Interactive Brokers LLC as secured party re: Capitol Series Trust – Hull Tactical US ETF	3811411